UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2012

Unwired Planet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 South Virginia Street, Suite 201

Reno, Nevada 89501

(Address of Principal Executive Offices) (Zip Code)

(775) 980-2345

(Registrant’s telephone number, including area code)

2100 Seaport Boulevard

Redwood City, California 94063

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On November 7, 2012, Unwired Planet, Inc. (the “Company”) issued a press release announcing its financial results for the fiscal quarter ended September 30, 2012. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On November 5, 2012, the Board of Directors of the Company approved a restructuring plan in relation to its relocation of its headquarters to Reno, Nevada (the “Restructuring Plan”). The Company expects to incur approximately $1.5 million in restructuring and related charges associated with the Restructuring Plan during the six months ending December 31, 2012. Included in the restructuring and other charges are (i) approximately $0.5 million related to employee severance arrangements for employees impacted by the Restructuring Plan, (ii) approximately $0.8 million related to the exit of the Company’s former corporate headquarters and (iii) approximately $0.2 million in accelerated depreciation of tenant improvements and other abandoned assets at that site.

The Company expects to complete the activities related to the Restructuring Plan by December 31, 2012. The associated charges are expected to be recorded in the Company’s first and second quarter results for fiscal year 2013, with $0.3 million incurred in the fiscal first quarter.

The estimated pre-tax restructuring and related charges of approximately $0.5 million represent the Company’s estimate of future cash outlays for employee termination benefits. The estimated charge of $0.8 million related to the facility exit will be paid through June of 2013 when the lease expires. The $0.3 million of accelerated depreciation represents a non-cash charge.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director

Effective November 6, 2012, Brian Beattie resigned from the board of directors of the Company (the “Board”) and resigned as Chairman of the Audit Committee of the Board and as a member of the Compensation Committee of the Board. Mr. Beattie’s resignation was not due to any disagreement with the Company or any matter relating the Company’s operations, policies or practices. The previously announced planned departures of Gerald D. Held and David C. Nagel were also effective as of November 6, 2012. Following the departures of Messrs. Beattie, Held and Nagel, the Board consists of five members. The chairman of the Audit Committee of the Board is Mark Jensen, and the chairman of the Compensation Committee of the Board is Henry Nothhaft.

In connection with the resignations of Messrs. Beattie, Held and Nagel, and consistent with a policy previously approved by the Compensation Committee of the Board:

•	all unvested stock options of the Company held by each of Messrs. Beattie, Held and Nagel as of their respective resignation date shall be immediately vested on the resignation date;

•

the Company’s repurchase right with respect to all of the restricted stock held by each of Messrs. Beattie, Held and Nagel as of their respective resignation date shall be immediately lapsed on the resignation date; and

•

the post-termination exercise periods for all of the stock options of the Company held by each of Messrs. Beattie, Held and Nagel as of the their respective resignation date shall be extended, in each case, for an additional fifteen (15) month period.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Stockholders (the “Annual Meeting”) on November 6, 2012. The following is a brief description of each matter voted upon at the Annual Meeting, as well as the final tally of the number of votes cast for or against each matter and the number of abstentions and broker non-votes with respect to each matter. A more complete description of each matter is set forth in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on September 27, 2012, and the additional materials relating to the proxy statement filed with the SEC on October 26, 2012.

Proposal 1: Each of the Class I directors proposed by the Company for re-election was elected by the following votes to serve until the Company’s 2015 Annual Meeting of Stockholders or until his respective successor has been elected and qualified. The tabulation of votes on this matter was as follows:

Nominee	For	Withheld	Broker Non- Votes
Robin A. Abrams	39,656,176	5,431,762	21,935,942
Michael C. Mulica	43,178,968	1,908,970	21,935,942

Proposal 2: The Company’s stockholders ratified the selection of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2013. The tabulation of the votes on this matter was as follows:

For	Against	Abstained	Broker Non- Votes
65,202,375	1,779,180	42,325	0

Proposal 3. The Company’s stockholders approved, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement. The tabulation of the votes on this matter was as follows:

For	Against	Abstained	Broker Non- Votes
41,919,478	3,055,620	112,840	21,935,942

Item 8.01	Other Events.

Address Change.

On November 5, 2012, the Board of Directors of Unwired Planet, Inc. (the “Company”) approved relocation of the Company’s principal executive office, effective immediately, to 170 South Virginia Street, Suite 201, Reno, Nevada 89501. The new telephone number is (775) 980-2345.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release issued by Unwired Planet, Inc. on November 7, 2012

The information in Item 2.02 of the report, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a) (2) of the Securities Act of 1933, as amended. The information contained in Item 2.02 and in the accompanying exhibit shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by Unwired Planet, Inc., whether made before or after the date hereof, regardless of any general incorporation language in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unwired Planet, Inc.

Dated: November 7, 2012	By:	/s/ Michael Mulica
	Name:	Michael Mulica
	Title:	Chief Executive Officer